Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264115

PROSPECTUS SUPPLEMENT NO. 18

(To the Prospectus dated May 13, 2022)

128,397,923 Shares of Common Stock

_______________

This prospectus supplement supplements the prospectus, dated May 13, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-264115). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 9, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the resale or other disposition from time to time of (i) up to 3,397,923 shares of our common stock, $0.0001 par value per share, issuable upon the exercise of a warrant to purchase our common stock (the “GEM Warrant”) and (ii) up to 125,000,000 shares of our common stock by GEM Yield Bahamas Ltd. (“GYBL”) and GEM Global Yield LLC SCS (“GEM Investor”), or other selling securityholders.

The shares of common stock being offered by the selling securityholders have been or may be issued pursuant to the Share Purchase Agreement, dated December 12, 2021, that CITIC Capital Acquisition Corp. entered into with GYBL and GEM Investor (as amended, the “GEM Agreement”). We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling securityholders. However, we will receive proceeds from any shares issued pursuant to the exercise of the GEM Warrant through the payment of the exercise price in cash and the sale of common stock from any draw downs under the GEM Agreement.

The common stock and Warrants were listed on the New York Stock Exchange (“NYSE”) under the symbols “QNGY” and “QNGY WS,” respectively. Trading in these securities was suspended on the NYSE after market close on November 8, 2022 and the NYSE filed a Form 25 with the SEC to delist the securities on April 5, 2023. The common stock and Warrants currently trade exclusively on the OTC Pink Marketplace under the symbols "QNGYQ" and "QNGWQ", respectively. On May 9, 2023, the last reported sales price of our common stock on the over-the-counter market was $0.03 per share and the last reported sales price of our Warrants was $0.003 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, including any amendments or supplements thereto, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated May 10, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2023

Quanergy Systems, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39222	88-0535845
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o SierraConstellation Partners, LLC 355 S. Grand Avenue, Suite 1450
Los Angeles, California		90071
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 408 245-9500

433 Lakeside Drive
Sunnyvale, California 94085

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	QNGYQ	N/A
Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $230.00 per share	QNGWQ	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 13, 2022, on December 13, 2022, Quanergy Systems, Inc. (the “Company”) filed a voluntary petition (Case No. 22-11305) for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (such court, the “Bankruptcy Court” and such case, the “Case”).

On April 21, 2023, the Company filed its monthly operating report with the United States Bankruptcy Court for the period beginning March 01, 2023 and ending March 31, 2023 (the “Monthly Operating Report”). The Monthly Operating Report is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Cautionary Note Regarding the Monthly Operating Report

The Company cautions investors and potential investors not to place undue reliance upon the information contained in the Monthly Operating Report, which was not prepared for the purpose of providing the basis for an investment decision relating to any Company securities. The Monthly Operating Report is limited in scope and has been prepared solely for the purpose of complying with requirements of the Bankruptcy Court. The Monthly Operating Report was not reviewed by independent accountants, is in a format prescribed by applicable bankruptcy laws, and is subject to future adjustment. The financial information in the Monthly Operating Report is not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), and, therefore, may exclude items required by GAAP, such as certain reclassifications, eliminations, accruals, valuations and disclosures. The Monthly Operating Report also relates to a period that is different from the historical periods required in the Company’s reports pursuant to the Securities Exchange Act of 1934, as amended.

Cautionary Note Regarding Trading in the Company’s Securities

The Company cautions that trading in the Company’s securities during the pendency of the Case is highly speculative and poses substantial risks. Trading prices for the Company’s securities may bear little or no relationship to the actual recovery, if any, by holders of the Company’s securities in the Case. Accordingly, the Company urges extreme caution with respect to existing and future investments in its securities.

Cautionary Note Regarding Forward-Looking Statements

This Current Report on Form 8-K includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “project,” “will likely result” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this press release, are forward-looking statements, including statements regarding the anticipated process for the approval of, and solicitation of votes for, the Purchase Agreement and the Asset Sale. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: risks and uncertainties associated with the Case; the risk that the Company will likely not be able to continue as a going concern and holders of its common stock could suffer a total loss of their investment; risk related to trading in the Company’s common stock and warrants during the pendency of the Case, which is highly speculative and poses substantial risks; the risk that the Company’s equity securities will be canceled or that holders of such equity will not receive any distribution with respect to, or be able to recover any portion of, their investments; the risk that if the Company is not able to obtain confirmation of a Plan, it could be required to liquidate under Chapter 7 of the Bankruptcy Code; changes in domestic and foreign business, market, financial, political and legal conditions; the overall level of consumer demand for the Company’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company’s customers; the Company’s ability to implement its business strategy; changes in governmental regulation, the Company’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s suppliers and the impact of supply chain constraints, as well as consumer demand for its products; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, the Company’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; the Company’s ability to utilize potential net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks; and other risks and uncertainties indicated in the Company’s filings with the SEC, including under the “Risk Factors” heading of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2022, filed with the SEC on November 14, 2022. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views only as of the date of this press release. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, except as required by law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit
Number	Description
99.1	Monthly Operating Report, for the period covering March 01, 2023 through March 31, 2023, filed with the United States Bankruptcy Court for the District of Delaware.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUANERGY SYSTEMS, INC.

Dated:	May 9, 2023	By:	/s/ Patrick Archambault
Patrick Archambault Chief Financial Officer

Exhibit 99.1

UNITED STATES BANKRUPTCY COURT

FOR DISTRICT OF DELAWARE

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In Re. Quanergy Systems, Inc. § Case No. 22-11305

Debtor(s)

☐ Jointly Administered

Monthly Operating Report

Chapter 11

Reporting Period Ended: 03/31/2023

Petition Date: 12/13/2022

Months Pending: 4

Industry Classification: 5 4 1 4

Reporting Method: Accrual Basis ◉ Cash Basis ○

Debtor's Full-Time Employees (current): 0

Debtor's Full-Time Employees (as of date of order for relief): 87

Supporting Documentation (check all that are attached):

(For jointly administered debtors, any required schedules must be provided on a non-consolidated basis for each debtor)

- ☒ Statement of cash receipts and disbursements
- ☒ Balance sheet containing the summary and detail of the assets, liabilities and equity (net worth) or deficit
- ☒ Statement of operations (profit or loss statement)
- ☒ Accounts receivable aging
- ☒ Postpetition liabilities aging
- ☐ Statement of capital assets
- ☒ Schedule of payments to professionals
- ☒ Schedule of payments to insiders
- ☒ All bank statements and bank reconciliations for the reporting period
- ☐ Description of the assets sold or transferred and the terms of the sale or transfer

/s/
Signature of Responsible Party

Shane Reil
Printed Name of Responsible Party

04/19/2023
Date

Rodney Square
1000 N. King Street, Wilmington, Delaware 19801
Address

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STATEMENT: This Periodic Report is associated with an open bankruptcy case; therefore, Paperwork Reduction Act exemption 5 C.F.R. § 1320.4(a)(2) applies.

UST Form 11-MOR (12/01/2021) 1

Debtor's Name Quanergy Systems, Inc. Save Case No. 22-11305

Part 1: Cash Receipts and Disbursements	Current Month	Cumulative
a. Cash balance beginning of month	$8,074,396	
b. Total receipts (net of transfers between accounts)	$567,359	$4,731,276
c. Total disbursements (net of transfers between accounts)	$1,491,472	$6,682,845
d. Cash balance end of month (a+b-c)	$7,150,283	
e. Disbursements made by third party for the benefit of the estate	$0	$0
f. Total disbursements for quarterly fee calculation (c+e)	$1,491,472	$6,682,845

Part 2: Asset and Liability Status (Not generally applicable to Individual Debtors. See Instructions.)	Current Month
a. Accounts receivable (total net of allowance)	$891,525
b. Accounts receivable over 90 days outstanding (net of allowance)	$492,545
c. Inventory (Book ○ Market ○ Other ◉ (attach explanation))	$0
d Total current assets	$12,767,723
e. Total assets	$13,474,910
f. Postpetition payables (excluding taxes)	$93,731
g. Postpetition payables past due (excluding taxes)	$0
h. Postpetition taxes payable	$0
i. Postpetition taxes past due	$0
j. Total postpetition debt (f+h)	$93,731
k. Prepetition secured debt	$0
l. Prepetition priority debt	$7,406
m. Prepetition unsecured debt	$33,014,747
n. Total liabilities (debt) (j+k+l+m)	$33,115,884
o. Ending equity/net worth (e-n)	$-19,640,974

Part 3: Assets Sold or Transferred	Current Month	Cumulative
a. Total cash sales price for assets sold/transferred outside the ordinary course of business	$0	$3,150,000
b. Total payments to third parties incident to assets being sold/transferred outside the ordinary course of business	$0	$625,000
c. Net cash proceeds from assets sold/transferred outside the ordinary course of business (a-b)	$0	$2,525,000

Part 4: Income Statement (Statement of Operations) (Not generally applicable to Individual Debtors. See Instructions.)	Current Month	Cumulative
a. Gross income/sales (net of returns and allowances)	$23,125	
b. Cost of goods sold (inclusive of depreciation, if applicable)	$0	
c. Gross profit (a-b)	$23,125	
d. Selling expenses	$0	
e. General and administrative expenses	$365,429	
f. Other expenses	$-307,561	
g. Depreciation and/or amortization (not included in 4b)	$0	
h. Interest	$0	
i. Taxes (local, state, and federal)	$0	
j. Reorganization items	$1,127,347	
k. Profit (loss)	$-1,162,090	$-33,108,290

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UST Form 11-MOR (12/01/2021) 2

Debtor's Name Quanergy Systems, Inc. Save Case No. 22-11305

Part 5: Professional Fees and Expenses

				Approved Current Month	Approved Cumulative	Paid Current Month	Paid Cumulative
a.	Debtor's professional fees & expenses (bankruptcy) *Aggregate Total*			$997,048	$2,049,849	$1,020,196	$1,691,092
	Itemized Breakdown by Firm						
Add		Firm Name	Role				
Delete	i	Raymond James	Financial Professional	$0	$250,000	$0	$250,000
Delete	ii	Cooley LLP	Lead Counsel	$466,653	$753,219	$373,740	$602,993
Delete	iii	Young Conaway Stargatt Tayl	Co-Counsel	$246,010	$482,278	$197,164	$388,807
Delete	iv	FTI	Financial Professional	$281,648	$556,113	$444,891	$444,891
Delete	v	Stretto	Other	$2,737	$8,239	$4,401	$4,401

				Approved Current Month	Approved Cumulative	Paid Current Month	Paid Cumulative
b.	Debtor's professional fees & expenses (nonbankruptcy) *Aggregate Total*						
	Itemized Breakdown by Firm						
Add		Firm Name	Role				
c.	All professional fees and expenses (debtor & committees)						

Part 6: Postpetition Taxes

		Current Month	Cumulative
a.	Postpetition income taxes accrued (local, state, and federal)	$0	$0
b.	Postpetition income taxes paid (local, state, and federal)	$0	$0
c.	Postpetition employer payroll taxes accrued	$0	$0
d.	Postpetition employer payroll taxes paid	$0	$353,308
e.	Postpetition property taxes paid	$0	$0
f.	Postpetition other taxes accrued (local, state, and federal)	$0	$0
g.	Postpetition other taxes paid (local, state, and federal)	$0	$0

Part 7: Questionnaire - During this reporting period:

a. Were any payments made on prepetition debt? (if yes, see Instructions) Yes ○ No ●

b. Were any payments made outside the ordinary course of business without court approval? (if yes, see Instructions) Yes ○ No ●

c. Were any payments made to or on behalf of insiders? Yes ● No ○

d. Are you current on postpetition tax return filings? Yes ○ No ●

e. Are you current on postpetition estimated tax payments? Yes ● No ○

f. Were all trust fund taxes remitted on a current basis? Yes ● No ○

g. Was there any postpetition borrowing, other than trade credit? (if yes, see Instructions) Yes ○ No ●

h. Were all payments made to or on behalf of professionals approved by the court? Yes ● No ○ N/A ○

i. Do you have: Worker's compensation insurance? Yes ○ No ●

If yes, are your premiums current? Yes ○ No ○ N/A ● (if no, see Instructions)

Casualty/property insurance? Yes ● No ○

If yes, are your premiums current? Yes ● No ○ N/A ○ (if no, see Instructions)

General liability insurance? Yes ● No ○

If yes, are your premiums current? Yes ● No ○ N/A ○ (if no, see Instructions)

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UST Form 11-MOR (12/01/2021) 3

Debtor's Name Quanergy Systems, Inc. | Save | Case No. 22-11305

j.	Has a plan of reorganization been filed with the court?	Yes (●) No ( )
k.	Has a disclosure statement been filed with the court?	Yes (●) No ( )
l.	Are you current with quarterly U.S. Trustee fees as set forth under 28 U.S.C. § 1930?	Yes (●) No ( )

Part 8: Individual Chapter 11 Debtors (Only)

a.	Gross income (receipts) from salary and wages	$0
b.	Gross income (receipts) from self-employment	$0
c.	Gross income from all other sources	$0
d.	Total income in the reporting period (a+b+c)	$0
e.	Payroll deductions	$0
f.	Self-employment related expenses	$0
g.	Living expenses	$0
h.	All other expenses	$0
i.	Total expenses in the reporting period (e+f+g+h)	$0
j.	Difference between total income and total expenses (d-i)	$0
k.	List the total amount of all postpetition debts that are past due	$0
l.	Are you required to pay any Domestic Support Obligations as defined by 11 U.S.C § 101(14A)?	Yes ( ) No (●)
m.	If yes, have you made all Domestic Support Obligation payments?	Yes ( ) No ( ) N/A (●)

Privacy Act Statement

28 U.S.C. § 589b authorizes the collection of this information, and provision of this information is mandatory under 11 U.S.C. §§ 704, 1106, and 1107. The United States Trustee will use this information to calculate statutory fee assessments under 28 U.S.C. § 1930(a)(6). The United States Trustee will also use this information to evaluate a chapter 11 debtor's progress through the bankruptcy system, including the likelihood of a plan of reorganization being confirmed and whether the case is being prosecuted in good faith. This information may be disclosed to a bankruptcy trustee or examiner when the information is needed to perform the trustee's or examiner's duties or to the appropriate federal, state, local, regulatory, tribal, or foreign law enforcement agency when the information indicates a violation or potential violation of law. Other disclosures may be made for routine purposes. For a discussion of the types of routine disclosures that may be made, you may consult the Executive Office for United States Trustee's systems of records notice, UST-001, "Bankruptcy Case Files and Associated Records." *See* 71 Fed. Reg. 59,818 et seq. (Oct. 11, 2006). A copy of the notice may be obtained at the following link: http://www.justice.gov/ust/eo/rules_regulations/index.htm. Failure to provide this information could result in the dismissal or conversion of your bankruptcy case or other action by the United States Trustee. 11 U.S.C. § 1112(b)(4)(F).

I declare under penalty of perjury that the foregoing Monthly Operating Report and its supporting documentation are true and correct and that I have been authorized to sign this report on behalf of the estate.

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/s/	Lawrence Perkins
Signature of Responsible Party	Printed Name of Responsible Party
Chief Restructuring Officer	04/19/2023
Title	Date

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UST Form 11-MOR (12/01/2021) 4

THE UNITED STATES BANKRUPTCY COURT FOR THE DISTRICT OF DELAWARE In re: QUANERGY SYSTEMS, INC.,1 Debtor. Chapter 11 Case No. 22-11305 (CTG) NOTES TO MONTHLY OPERATING REPORT On December 13, 2022 (the "Petition Date"), the above-captioned debtor and debtor in possession (the "Debtor") filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). Please be advised that the accompanying monthly operating report and the exhibits thereto (the “MOR”) are unaudited, preliminary, and may not comply with generally accepted accounting principles in the United States of America (“U.S. GAAP”) in all material respects. The MOR is limited in scope, covers a limited time period, and has been prepared solely for the purpose of complying with the reporting requirements of the Bankruptcy Code and the United States Trustee. The unaudited financial statements have been derived from the Debtor’s books and records. The information presented herein has not been subjected to all procedures that would typically be applied to financial information presented in accordance with U.S. GAAP. Upon the application of such procedures, the financial information could be subject to changes, and these changes could be material. The information furnished in the MOR includes normal recurring adjustments, but does not include all of the adjustments that would typically be made for interim financial statements in accordance with U.S. GAAP. Given the complexity of the Debtor’s business, inadvertent errors, omissions or over[1]inclusions may have occurred. Accordingly, the Debtor hereby reserves the right to amend or supplement the MOR, if necessary, but shall be under no obligation to do so. 1 The Debtor and the last four digits of its taxpayer identification number are: Quanergy Systems, Inc. (5845). The Debtor’s mailing address for purposes of the Chapter 11 Case is 433 Lakeside Drive, Sunnyvale, CA 94085.

Quanergy Systems, Inc. Exhibits to the March MOR For the period March 1, 2023 through March 31, 2023 Page # Table of Contents 3 Statement of Cash Receipts and Disbursements 4 Balance Sheet for period ending March 31, 2023 5 Statement of Operations 6 Accounts Receivable as of March 31, 2023 7 Post-petition Accounts Payable as of March 31, 2023 8 Bank Reconciliation 9 Payments Made on Pre-Petition Debt as of March 31, 2023 10 Payments to Insiders 11 Payments to Professionals as of March 31, 2023 2

Quanergy Systems, Inc. Statement of Cash Receipts and Disbursements ($ in USD) 3/1-3/31 Beginning Cash Balance $ 8,074,396 Receipts Asset Sale Proceeds $ - Collections 567,359 NewCo Prefunding1 - Total Receipts $ 567,359 Operating Disbursements Payroll and Benefits $ - Prefunded NewCo Payments $ 135,299 AP 102,971 Other 3,158 Total Operating Disbursements $ 241,428 Operating Cash Flow $ 325,931 Restructuring Related Professional fees $ 1,250,044 Total Restructuring Related $ 1,250,044 Net Cash Flow $ (924,113) Ending Cash Balance $ 7,150,283 Notes: (1) Advance provided by Quanergy Solutions, Inc. ("NewCo") to pay for expenses in February. 3

Quanergy Systems, Inc. Balance Sheet for period ending March 31, 2023 ($ in USD) 3/31/2023 Assets Current assets: Cash and cash equivalents $ 7,150,283 Restricted cash 70,000 Accounts receivable, net of allowance for doubtful accounts 891,525 Prepaid business insurance and D&O 3,925,525 Inventory - Sensata Warrants (1) - Prepaid expenses and other current assets 730,390 Total current assets $ 12,767,723 Property and equipment, net $ - Operating lease assets 478,156 Other long-term assets 229,031 Total assets $ 13,474,910 Liabilities and stockholders’ equity Current Liabilities: Accounts payable $ 6,251,146 Accrued expenses 1,626,724 Accrued liabilities 9,897,864 Accrued liabilities (Post petition) 93,731 Professional fees (Post petition) 3,788,515 Other current liabilities 1,235,364 Total current liabilities $ 22,893,344 Operating lease liabilities $ 478,156 Other long-term liabilities 9,744,384 Total liabilities $ 33,115,884 Total Stockholders’ equity $ (19,640,974) Total liabilities and stockholders’ equity $ 13,474,910 Notes: (1) The Sensata Warrants were originally capitalized at the expected value of future services to be received, which is now currently expected to be close to zero; written off in February 2023. 4

Quanergy Systems, Inc. Statement of Operations ($ in USD) 3/1 - 3/31 Revenue $ 23,125 Cost of Sales - Gross Margin $ 23,125 Selling expenses $ - General and administrative 365,429 Payroll Taxes - Depreciation and amortization - Restructuring expenses 1,127,347 Other operating expenses (307,561) Income (loss) from operations $ (1,162,090) Other income: Interest income $ - Loss on Asset Sale - Income (loss) before income taxes $ (1,162,090) Income tax $ - Net Income (loss) $ (1,162,090) 5

Quanergy Systems, Inc. Accounts Receivable as of March 31, 2023 ($ in USD) 3/31/2023 Accounts Receivable Reconciliation Total Accounts Receivable at the beginning of the reporting period $ 1,720,504 + Amounts billed during the period - - Amounts collected during the period (567,359) Total Accounts Receivable at the end of the reporting period $1,153,145 3/31/2023 Accounts Receivable Aging Current $ 966 1-30 Days Past Due 24,000 31-60 Days Past Due 303,946 61-90 Days Past Due 70,067 91+ Days Past Due 754,165 Total $1,153,145 6

Quanergy Systems, Inc. Post-petition Accounts Payable Aging as of March 31, 2023 ($ in USD) 3/31/2023 Current $ - 1-30 Days Past Due 1,100 31-60 Days Past Due 5,700 61-90 Days Past Due 282 Total $ 7,082 7

Quanergy Systems, Inc.
Bank Reconciliation
($ in USD)

Silicon Valley Bank x2011

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x2011	Silicon Valley Bank	$ 4,101,195	$ 2,754	$ 4,103,949

Adjustments Breakout

Check #12621	$ 2,754
Total Adjustments	$ 2,754

The positive $2,785 adjustment was made due to bank credit.

Silicon Valley Bank x4224

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x4224	Silicon Valley Bank	$ 70,000	$ -	$ 70,000

Silicon Valley Bank x1506

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x1506	Silicon Valley Bank	$ 3,038,334	$ -	$ 3,038,334

Silicon Valley Bank x1498

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x1498	Silicon Valley Bank	$ 8,000	$ -	$ 8,000

Silicon Valley Bank x2927

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x2927	Silicon Valley Bank	$ -	$ -	$ -

Silicon Valley Bank x1679

Bank Reconciliation	Bank Name	Bank Balance	Adjustments	Book Balance
x1679	Silicon Valley Bank	$ -	$ -	$ -

8

Quanergy Systems, Inc. Payments Made on Pre-Petition Debt as of March 31, 2023 ($ in USD) Payee Name Amount Description $ - 9

Quanergy Systems, Inc. Payments to Insiders ($ in USD) Date Description Amount 3/31/2023 Salary and benefits $ 37,292 10

Quanergy Systems, Inc. Payments to Professionals as of March 31, 2023 ($ in USD) Professional Firm Date Amount Description Cooley LLP 3/10/2023 $ 373,740 Professional fees for services rendered from 2/1/2023 - 2/28/2023 Young Conaway Stargatt & Taylor, LLP 3/10/2023 $ 197,164 Professional fees for services rendered from 1/1/2023 - 1/31/2023 Stretto 3/3/2023 $ 4,401 Professional fees for services rendered from 12/13/2022 - 12/31/2022 and 1/1/2023 through 1/31/2023 Stretto 3/10/2023 $ 170,574 Fees related to services FTI Consulting 3/3/2023; 3/10/2023 $ 444,891 Professional fees for services rendered from 12/13/2022 through 1/31/2023 Sierra Constellation Partners 3/3/2023 $ 59,274 Professional fees for services rendered from 12/13/22 through 1/31/23 11